July 22, 2009	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES

THIRD QUARTER RESULTS

FOR FISCAL 2009

AND QUARTERLY DIVIDEND

PITTSBURGH, PA – July 22, 2009 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), and the holding company for Fidelity Bank today announced third quarter earnings for the three-month period ended June 30, 2009. Fidelity recorded net income of $238,000 or $0.04 per share (diluted) for the period, compared to net income of $1.2 million or $0.40 per share (diluted) in the prior year quarter. The $989,000 decrease in net income primarily reflects charges of $1.4 million for other-than-temporary impairment (“OTTI”) on certain investment securities. Excluding the impairment charges, net income would have been $1.2 million or $0.37 per share (diluted). The Company’s annualized return on average assets was 0.13% (0.68% excluding the OTTI charges) and return on average equity was 1.90% (9.85% excluding the OTTI charges) compared to 0.67% and 10.50% respectively, for the same period in the prior year. For the nine-month period ended June 30, 2009, net income was $1.8 million, or $0.52 per share (diluted), compared to $3.3 million or $1.07 per share (diluted) in the prior year period. Excluding impairment charges of $3.1 million, net income would have been $4.3 million or $1.33 per share (diluted). Annualized return on assets was 0.33% (0.77% excluding the OTTI charges) and return on equity was 5.15% (12.23% excluding the OTTI charges) for the fiscal 2009 period, compared to 0.59% and 9.22%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses decreased $432,000 or 10.1% to $3.8 million for the three-month period ended June 30, 2009, compared to $4.3 million in the prior year period. For the nine months ended June 30, 2009, net interest income before provision for loan losses increased $903,000 or 7.4% to $13.1 million, compared to $12.2 million in the prior year period.

The provision for loan losses was $270,000 for the three-months ended June 30, 2009 compared to $350,000 in the prior year quarter. The provision for loan losses increased to $1.1 million for the nine-months ended June 30, 2009, compared to $740,000 in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s analysis of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Non-performing loans and foreclosed real estate were 2.33% of total assets at June 30, 2009, compared to 0.81% at September 30, 2008. The allowance for loan losses was 21.2% of non-performing loans at June 30, 2009, compared to 59.8% at September 30, 2008.

Other income, excluding the OTTI charges, increased $629,000 or 65.9% to $1.6 million for the quarter ended June 30, 2009 compared to $954,000 for the same period last year. The increase for the current quarter primarily relates to an increase in loan service charges and fees of $47,000, an increase in the gains on the sales of loans of $176,000, and an increase in other operating income of $412,000, partially offset by a decrease in deposit service charges and fees of $6,000. The increase in other operating income primarily relates to $463,000 of bank owned life insurance earnings recorded upon the death of the Company’s former Chairman of the Board. For the nine months ended June 30, 2009, other income, excluding the OTTI charges, increased $623,000 or 22.6% to $3.4 million for the nine-months ended June 30, 2009 compared to $2.8 million for the same period last year. The increase for the current nine-month period primarily relates to increases in loan service charges and fees, gains on the sales of loans, and other operating income of $86,000, $275,000, and $269,000, respectively, offset by a decrease in gains on the sales of investment and mortgage-backed securities of $7,000.

OTTI charges were $1.4 million during the three-month period ending June 30, 2009; there were no similar charges in the prior fiscal period. The impairment charges relate to the Company’s holdings of two pooled trust preferred securities resulting from several factors, including downgrades on their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows. Management of the Company has deemed the impairment on the trust preferred securities to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in their market values, and other factors concerning the issuers in the pooled securities. OTTI charges were $3.1 million during the nine-month period ending June 30, 2009, compared to $322,000 during the prior year period. The impairment charges in the current year period relate the AMF Ultra Short Mortgage Fund and the pooled trust preferred securities. The impairment charges in the prior year period related to the Company’s holding of the AMF Ultra Short Mortgage Fund.

Operating expenses for the quarter ended June 30, 2009, increased $800,000 or 24.6% to $4.0 million compared to $3.2 million for the comparable prior year period. For the nine-month period in this fiscal year, operating expenses increased $1.1 million or 11.2% to $10.7 million, compared to $9.6 million in the prior year period. The operating expense increase for the three-month period ended June 30, 2009 is primarily attributed to an increase in compensation and benefits expense of $19,000, an increase in federal deposit insurance premiums of $733,000, and an increase in other operating expenses of $72,000. The operating expense increase for the nine-month period ended June 30, 2009 is primarily attributed to an increase in compensation and benefits expense of $125,000, an increase in federal deposit insurance premiums of $802,000, an increase in service bureau expense of $81,000, and an increase in other operating expenses of $145,000, partially offset by a decrease in office occupancy and equipment of $14,000, a decrease in depreciation and amortization of $24,000 and a decrease in foreclosed real estate expense of $25,000. On May 22, 2009 the FDIC adopted a final rule imposing a 5 basis point special assessment on each depository institution’s assets minus Tier 1 capital as of June 30, 2009. The special assessment will be collected on September 30, 2009.

The Company had an income tax benefit of $542,000 for the three-months ended June 30, 2009, compared to income tax expense of $393,000 in the prior year quarter. For the nine months ended June 30, 2009, the Company had an income tax benefit of $298,000, compared to income tax expense of $1.0 million for the same period last year. The tax provision for the current fiscal year was significantly impacted by the impairment charges during the fiscal year ended September 30, 2008. On October 3, 2008, the Emergency

Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses. Consequently, the Company recognized this additional tax benefit in the quarter ending December 31, 2008. Also, the Company has a tax benefit recorded for the current fiscal year due to tax exempt income that is currently higher than pre-tax income. This was caused by the OTTI charges taken during the period as well as the $463,000 in bank owned life insurance income that was recorded during the period, which is considered to be tax-exempt for income tax purposes.

Total assets were $740.6 million at June 30, 2009, an increase of $13.4 million or 1.8% compared to September 30, 2008, andan increase of $16.8 million or 2.3% compared to June 30, 2008. Cash and cash equivalents increased $43.3 million to $54.0 million at June 30, 2009 as compared to September 30, 2008, andincreased$44.7 million as compared to June 30, 2008. Net loans outstanding decreased $23.8 million or 5.2% to $437.0 million at June 30, 2009 as compared to September 30, 2008, anddecreased$14.8 million or 3.3% as compared to June 30, 2008. Deposits increased $27.4 million to $443.8 million at June 30, 2009 as compared to September 30, 2008, and increased $20.3 million as compared to June 30, 2008. Short-term borrowings decreased $32.1 million to $201,000 at June 30, 2009 as compared to September 30, 2008, anddecreased $3.9 million as compared to June 30, 2008. Long-term debt decreased $193,000 to $118.6 million at June 30, 2009 as compared to September 30, 2008, and decreased $10.3 million as compared to June 30, 2008. Stockholders’ equity was $50.0 million at June 30, 2009, compared to $42.2 million at September 30, 2008 and $45.2 million at June 30, 2008. On December 12, 2008, the Company sold $7 million in preferred stock to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. In connection with the investment, the Company also issued a warrant to the Treasury, which permits the Treasury to purchase up to 121,387 shares of its common stock at an exercise price of $8.65 per share. The Treasury Department’s TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.02 per share on the Company’s common stock, which is a reduction from the previous quarterly cash dividend of $.07 per common share. By doing so, Fidelity joined many other financial institutions that believe the preservation of capital to be the most prudent course of action in this challenging environment. The dividend is payable August 28, 2009 to stockholders of record August 15, 2009. This represents the 84th uninterrupted quarterly cash dividend paid to stockholders.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries

Income Statement for the Three and Nine Months Ended

June 30, 2009 and 2008 - Unaudited

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest income:
Loans	$6,239	$6,948	$20,184	$21,432
Mortgage-backed securities	894	1,088	3,040	3,006
Investment securities	1,366	1,682	4,407	5,437
Deposits with other institutions	8	8	12	20
Total interest income	8,507	9,726	27,643	29,895

Interest expense:
Deposits	2,085	2,751	6,613	9,169
Borrowed funds	2,489	2,609	7,635	8,196
Subordinated debt	102	103	308	346
Total interest expense	4,676	5,463	14,556	17,711

Net interest income before provision for loan losses	3,831	4,263	13,087	12,184
Provision for loan losses	270	350	1,145	740
Net interest income after provision for loan losses	3,561	3,913	11,942	11,444
Other income:
Loan service charges and fees	208	161	475	389
Gain on sale of investment and mortgage-backed securities	—	—	—	7
Impairment charge on securities	(1,401)	—	(3,121)	(322)
Gain on sale of loans	247	71	402	127
Deposit service charges and fees	357	363	1,087	1,087
Other operating income	771	359	1,411	1,142
Total other income	182	954	254	2,430

Operating expenses:
Compensation and benefits	2,061	2,042	6,078	5,953
Office occupancy and equipment	245	250	758	772
Depreciation and amortization	118	126	360	384
Federal insurance premiums	745	12	839	37
Loss on foreclosed real estate	7	16	17	21
Foreclosed real estate expense	1	5	3	28
Intangible amortization	5	7	17	22
Service bureau expense	97	93	317	236
Other operating expenses	768	696	2,310	2,165
Total operating expenses	4,047	3,247	10,699	9,618

Income (loss) before income tax provision (benefit)	(304)	1,620	1,497	4,256
Income tax provision (benefit)	(542)	393	(298)	1,000
Net Income (Loss)	238	1,227	1,795	3,256
Preferred stock dividend	(88)	—	(193)	—
Amortization of preferred stock discount	(15)	—	(30)	—
Net Income available to common stockholders	$135	$1,227	$1,572	$3,256

Basic earnings per common share	$0.04	$0.41	$0.52	$1.08
Diluted earnings per common share	$0.04	$0.40	$0.52	$1.07

Balance Sheets - Unaudited

(In thousands, except share data)

	June 30	September 30	June 30
	2009	2008	2008
Assets:
Cash and due from banks	$6,077	$6,701	$7,773
Interest-earning demand deposits	47,951	4,071	1,546
Securities available-for-sale	145,713	146,680	155,971
Securities held-to-maturity	64,976	75,404	74,128
Loans receivable, net	437,012	460,786	451,804
Loans held-for-sale	2,806	225	602
Foreclosed real estate, net	80	170	107
Federal Home Loan Bank stock, at cost	10,034	7,943	7,314
Accrued interest receivable	2,932	3,512	3,536
Office premises and equipment	8,066	6,949	5,850
Other assets	14,977	14,769	15,213
Total assets	$740,624	$727,210	$723,844
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$443,789	$416,414	$423,475
Short-term borrowings	201	32,258	4,138
Subordinated notes payable	7,732	7,732	7,732
Securities sold under agreement to repurchase	111,626	104,003	106,384
Advance payments by borrowers for taxes and insurance	3,397	1,483	3,853
Long-term debt	118,607	118,800	128,863
Other liabilities	5,231	4,365	4,237
Total liabilities	690,583	685,055	678,682
Stockholders’ equity
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, 7,000 shares issued	6,670	—	—
Common stock, $.01 par value per share, 10,000,000 shares authorized, 3,664,373, 3,647,854, and 3,643,934 shares issued	37	36	36
Treasury stock, 619,129 shares	(10,382)	(10,382)	(10,382)
Additional paid-in capital	46,364	45,931	45,861
Retained earnings	12,426	12,268	15,106
Accumulated other comprehensive loss, net of tax	(5,074)	(5,698)	(5,459)
Total stockholders’ equity	50,041	42,155	45,162
Total liabilities and stockholders’ equity	$740,624	$727,210	$723,844

Other Data:

	At or For the Three Month Period Ended
	June 30,

	2009	2008

Annualized return on average assets	0.13%	0.67%
Annualized return on average equity	1.90%	10.50%
Equity to assets	6.76%	5.80%
Interest rate spread (tax equivalent)	2.01%	2.23%
Net interest margin (tax equivalent)	2.30%	2.52%
Non-interest expense to average assets	2.22%	1.78%
Loan loss allowance to gross loans	0.82%	0.73%
Non-performing loans and real estate owned to total assets at end-of-period	2.33%	1.65%

	At or For the Nine Month Period Ended
	June 30,

	2009	2008

Annualized return on average assets	0.33%	0.59%
Annualized return on average equity	5.15%	9.22%
Equity to assets	6.76%	5.80%
Interest rate spread (tax equivalent)	2.31%	2.10%
Net interest margin (tax equivalent)	2.59%	2.42%
Non-interest expense to average assets	1.94%	1.76%
Loan loss allowance to gross loans	0.82%	0.73%
Non-performing loans and real estate owned to total assets at end-of-period	2.33%	1.65%